Exhibit 10.1
AFFF Settlement Funding

This Supplemental Agreement to the MOU (as defined below) is entered into as of September 5, 2023 (this “Agreement”). Reference is made to the Memorandum of Understanding (the “MOU”), dated January 22, 2021, among The Chemours Company (“Chemours”), Corteva, Inc. (“Corteva”), E. I. du Pont de Nemours and Company (“EID”) and DuPont de Nemours, Inc. (f/k/a DowDuPont Inc.) (“DuPont” and, together with Chemours, Corteva and EID, the “parties”). Terms used but not otherwise defined herein shall have the meanings given to them in the MOU.
1.    The parties will execute an instruction letter by the respective companies’ treasury departments to the escrow agent on or before September 5, 2023 to release the funds currently held in the MOU escrow to each party, in proportion to their respective contributions to the escrow, by September 6, 2023, and each party promptly on such date shall fund an amount equal to such funds so released to it from the escrow funds to the QSF to fund in part its portion of the AFFF settlement (for the avoidance of doubt, these escrow funds are being released to the parties solely for the purpose of funding the AFFF settlement and, notwithstanding such release, for all purposes among the parties (including all separation arrangements between DuPont and Corteva) shall be deemed to be escrow funds deposited with the escrow agent on the date originally so deposited by each applicable party);
2.    The escrow funding obligation under the MOU of each party with respect to 2023 and due no later than September 30, 2023 will be waived by each of the parties provided that each of the parties funds in full its share of the portion of the AFFF settlement that is in excess of the released escrow funds pursuant to clause (1) above and the AFFF settlement is consummated;
3.    The escrow funding obligation under the MOU of each party with respect to 2024 and due no later than September 30, 2024 will be waived by each of the parties provided that (A) the parties have entered into between October 1, 2023 and September 30, 2024 settlements resolving liabilities constituting Qualified Spend under the MOU for an aggregate amount exceeding $100,000,000, (B) each of the parties funds in full its share under the MOU of such settlements and (C) such settlements are consummated;
4.    In the event that the AFFF settlement is not consummated, each of the parties promptly shall issue a joint instruction to the QSF to (A) return to the escrow agent for redeposit in the MOU escrow all funds released to the parties from the MOU escrow pursuant to clause (1) above, plus all related interest income, and (B) return to each of the parties all additional amounts received by the QSF from such party pursuant to clause (2) above, plus all related interest income and less such party’s proportionate share of expenses; and
5.    The parties agree that these understandings do not otherwise amend or modify the MOU in any respect, including with respect to future escrow funding obligations of the parties, and the amounts funded by the parties for the AFFF settlement pursuant to clause (2) above in excess of the escrow funds released from the MOU escrow pursuant to clause (1) above do not constitute in any respect funding of future escrow funding obligations under the MOU.

The parties have duly executed this Agreement as of the date first written above.

THE CHEMOURS COMPANY
By:	/s/ Kristine Wellman
Name: Kristine Wellman
Title: SVP, General Counsel & Corp Secretary

CORTEVA, INC.
By:	/s/ Cornel Fuerer
Name: Cornel Fuerer
Title: SVP, General Counsel

E. I. DU PONT DE NEMOURS AND COMPANY
By:	/s/ Thomas Warnock
Name: Thomas Warnock
Title: AGC

DUPONT DE NEMOURS
By:	/s/ Erik Hoover
Name: Erik Hoover
Title: SVP & GC

[Signature Page to AFFF Settlement Funding Supplemental Agreement]